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                        VAN SNOWDON - COMPENSATION PROPOSAL


SALARY:        $250,000 per year

SALE FEE/OPTIONS:   In the event of a sale of or a binding commitment to sell
the company within 12 months, employee is to receive a cash fee as follows:


Sale Price ($ millions)  UP TO 300      400       500       600       700
                         ---------      ---       ---       ---       ---
Bonus ($000's)           750            1,000     1,500     2,500     5,000

     For sale prices between the above threshold amounts, the bonus shall be adjusted straight line pro-rata (i.e., $450M = $1,250K). In the event of a sale after first six months, amount of incentive above $750K minimum shall be reduced by 10% (i.e., $500M = $1,350K).

     In the event there is no sale of the company as described above within the 12 month period and the employee is still employed by the company, employee would receive options to purchase 200,000 shares at an exercise price of $8.00.

TERMINATION: In the event of involuntary termination, employee shall have the choice between the following:

     (A) $750K termination payment plus, in the event of a sale of the company, any excess incentive over the $750K minimum which would be payable according to the above fee schedule. If the employee is terminated within 12 month period, the incremental incentive fee would still be payable; or

     (A) Options to purchase 200,000 shares at an exercise price of $8 per share.

FORGIVENESS OF DEBT: In the event of a change of control or an IPO, the company shall forgive the principal and interest on employee's currently outstanding stock purchase loan.

REPLACE VANGUARD'S LONGEVITY BONUS: A bonus of $71K shall be payable 1/15/99 so long as employee is employed on those dates.

SIGNING BONUS: $71K upon closing of purchase of the first J Series shares after the last closing.